UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2016

ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On January 25, 2016, the Board of Directors (the “Board”) of Anthera Pharmaceuticals, Inc. (the “Company”) approved employment agreements (collectively, the “Agreements”) between the Company and each of Paul Truex, its Chief Executive Officer and Director, Craig Thompson, its President and Chief Operating Officer, Colin Hislop, M.D., its Senior Vice President and Chief Medical Officer, Klara Dickinson-Eason, its Senior Vice President and Chief Regulatory Officer, Chuck Olson, D.Sc., its Chief Technology Officer, and May Liu, its Senior Vice President, Finance and Administration (collectively, the “Executives”).

The Agreements provide for an annual base salary (the “Base Salary”), subject to annual review and increase as determined by the Board. In addition, each Executive is considered for a bonus target from time to time, in an amount of up to a percentage of the Executive’s then-current base salary (the “Bonus Percentage”), and is also eligible to participate in the Company’s long-term incentive equity program and receive annual equity grants as determined by the Board.

Pursuant to the Agreements, each Executive’s employment is at-will. In the event that the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause (as such terms are defined below), the Executive will be entitled to receive (i) the amount of his or her accrued but unpaid Base Salary and unpaid expense reimbursements as of the date of termination, (ii) any vested benefits the Executive may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, (iii) continued payment of the Executive’s Base Salary for a period following such termination (the “Severance Period”) plus his or her annual target incentive compensation for such Severance Period, (iv) acceleration of vesting of all equity awards that would have vested within twelve months following such termination, (v) continuation of health benefits for twelve months after termination, and (vi) outplacement services, in the case of each of (iii), (iv), (v), and (vi), subject to the execution of a separation agreement and release.

The Agreements terminate and supersede any prior severance and change of control agreements between the Company and the Executive.

The Agreements define “Cause” as a termination of employment as a result of the Executive’s: (i) indictment for any felony or certain misdemeanors, or conduct that would reasonably expected to cause the Company material injury or reputational harm if the Executive’s employment continued; (ii) disclosure of material trade secrets or other confidential information relating to the Company; (iii) failure to perform his or her duties after demand by the Board (other than as a result of incapacity); (iv) involvement in releasing false or materially misleading financial statements or submission of false certifications to the Securities and Exchange Commission (the “SEC”); or (v) failure to cooperate with internal, regulatory or law enforcement investigations after demand by the Board, or the destruction or failure to preserve documents in connection with such investigations.

The Agreements define Good Reason as the Executive’s compliance with certain procedures specified in the Agreements, including notice and a cure period, after the occurrence of any of the following events: (i) a substantial reduction in the Executive’s duties, responsibilities, or authority or a title change (other than in connection with a change in control, as defined in the Agreements), each without the Executive’s consent; (ii) a reduction in the Base Salary or Bonus Percentage (other than certain across-the-board reductions); (iii) the relocation of the Company’s office under certain circumstances.

The Base Salary for each Executive is as follows:  Mr. Truex, $450,000; Mr. Thompson, $400,000; Dr. Hislop, $360,000; Ms. Dickinson-Eason, $325,000; Dr. Olson, $315,000; and Ms. Liu, $286,000.

The Bonus Percentage for each Executive is as follows:  Mr. Truex, 55%; Mr. Thompson, 40%; Dr. Hislop, 35%; Ms. Dickinson-Eason, 30%; Dr. Olson, 30%; and Ms. Liu, 30%.

The Severance Period for each of the Executives is as follows:  Mr. Truex, 12 months; Mr. Thompson and Dr. Hislop, nine months; Ms. Dickinson-Eason, six months; Dr. Olson, six months; and Ms. Liu, six months.

The foregoing descriptions of the terms of the Agreements do not purport to be complete and are qualified in their entirety by reference to each Agreement, which the Company intends to file with the SEC as exhibits to its Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2016	Anthera Pharmaceuticals, Inc.
	By:	/s/ May Liu
May Liu
Senior Vice President, Finance and Administration